EXHIBIT 12.1

                    CENDANT CORPORATION AND SUBSIDIARIES
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (DOLLARS IN MILLIONS)


In connection with the Company's discovery and announcement of accounting irregularities, previously reported information for periods prior to December 31, 1994 should not be relied upon. Accordingly, the computation of Ratio of Earnings to Fixed Charges is presented for the six months ended June 30, 1999 and for the years subsequent to and including December 31, 1995.


                                                      SIX MONTHS ENDED                    YEAR ENDED DECEMBER 31,
                                                                            ----------------------------------------------------
                                                       JUNE 30, 1999           1998          1997          1996          1995
                                                    ----------------------  ------------  ------------  ------------  ------------
Income from continuing operations before income
   taxes, minority interest, extraordinary gain
   and cumulative effect of accounting change       $              1,311.6  $      315.0  $      257.3  $      533.5  $      350.3
Plus:  Fixed changes                                                 363.8         676.6         409.4         325.6         291.2
Less:  Equity income (loss) in unconsolidated
         affiliates                                                    8.0          13.5          51.3           -             -
        Capitalized interest                                           -             -             -             0.6           -
        Minority interest in
         mandatorily preferred securities                             48.2          80.4           -             -             -
                                                    ----------------------  ------------  ------------  ------------  ------------

Earnings available to cover fixed charges           $              1,619.2  $      897.7  $      615.4  $      858.5  $      641.5
                                                    ======================  ============  ============  ============    ==========

Fixed charges (1):
Interest, including amortization of deferred
   financing costs                                  $                278.6  $      509.0  $      379.0  $      299.9  $      270.4
Capitalized costs                                                      -             -             -             0.6           -
Other charges, financing costs                                         -            27.9           -             -             -
Minority interest in mandatorily preferred
  securities                                                          48.2          80.4           -             -             -
Interest portion of rental payment                                    37.0          59.3          30.4          25.1          20.8
                                                    ----------------------  ------------  ------------  ------------  ------------

Total fixed charges                                 $                363.8  $      676.6  $      409.4  $      325.6  $      291.2
                                                    ======================  ============  ============  ============  ============

Ratio of earnings to fixed charges                                  4.4x(2)      1.33x(3)      1.50x(3)      2.64x(3)      2.20x(3)
                                                    ======================  ============  ============  ============  ============

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   (1)  Fixed charges consist of interest expense on all indebtedness
        (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals).

   (2) For the six months June 30, 1999, income from continuing operations before income taxes and minority interest includes non-recurring charges of $36.9 million and a net gain on disposition of businesses of $749.5 million. Excluding such items, the ratio of earnings to fixed charges for the six months ended June 30, 1999 is 2.49x.

   (3) For the years ended December 31, 1998, 1997, 1996 and 1995, income from continuing operations before income taxes, minority interest, extraordinary gain and cumulative effect of accounting change includes non-recurring other charges of $810.4 million (exclusive of financing costs of $27.9 million), $704.1 million, $109.4 million and $97.0 million, respectively. Excluding such charges, the ratio of earnings to fixed charges for the years ended December 31, 1998, 1997, 1996 and 1995 is 2.52x, 3.22x, 2.97x and 2.54x,
        respectively.